Exhibit 10.62

AMENDED AND RESTATED EQUIPMENT LOAN AND SECURITY AGREEMENT

THIS EQUIPMENT LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of May 25, 2022 and amended and restated on March 29, 2023, by and between ANCHORAGE LENDING CA, LLC (“Lender”) and GRYPHON OPCO I LLC, a Delaware limited liability company (“Borrower”). Capitalized terms used herein without definition shall have the meanings assigned to them in Schedule A attached hereto and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern.

WHEREAS, Borrower obtained a loan from Lender for the purpose of financing Borrower’s acquisition of, or refinancing, certain equipment (“Equipment”) and/or rights in certain software (“Software Rights”) used or to be used by Borrower in connection with its business (consisting of mining certain cryptocurrencies and digital assets); and

WHEREAS, Lender made the loan to Borrower upon the terms and conditions set forth herein and in reliance on the anticipated stream of cash flows to be received by Borrower in connection with the operation of its business;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. ADVANCE OF LOAN.

(a) The Loan. On the terms and conditions set forth herein, the parties agreed that Lender made a loan (the “Loan”) to Borrower on May 25, 2022 via a single advance in the amount of 933.333333 Bitcoin (the “Loan Amount”). The Loan commenced on May 25, 2022, the date on which Lender advanced the Loan Amount to Borrower. As of the Amendment Effective Date, the aggregate principal amount outstanding is 463.636365.

(b) Promissory Note. The obligation to repay the Loan hereunder is evidenced by a promissory note dated May 25, 2022 as amended and restated on March 29, 2023 by the Amended and Restated Promissory Note that is payable by Borrower to the order of Lender (the “Promissory Note”).

2. PAYMENTS AND PREPAYMENT OF LOAN.

(a) Payment. On each Payment Date (subject to a 3 Business Day grace period), Borrower shall pay the aggregate payments owed (inclusive of interest) with respect to the Loan as set forth in the Promissory Note; provided, however, on the Maturity Date, Borrower shall repay in full the aggregate of then outstanding payoff amount (as calculated by the Lender (which shall be considered conclusive absent manifest error), inclusive of interest) of the Loan, all accrued and unpaid interest (including any capitalized interest) and all other amounts owed hereunder or under the Promissory Note (such aggregate amount, the “Payoff Amount”).

(b) Prepayment. (i) If an item of Collateral is lost, stolen, destroyed or damaged beyond economic repair (a “Casualty”), on the next Payment Date after the Casualty, Borrower shall prepay the Loan to the extent required to remain in compliance with the Collateral Coverage Ratio as determined based on the most recently calculated Collateral Coverage Ratio. No prepayment fee shall be required in connection with any such prepayment. (ii) Borrower shall have the right, upon thirty (30) days’ prior written notice to Lender, to prepay the Loan, subject to the terms and conditions herein. If Borrower exercises its right of prepayment, Borrower shall pay to Lender the Payoff Amount (as determined by Lender as of the prepayment date), none of which shall be refundable absent manifest error except as expressly set forth in the Promissory Note.

(c) Acceleration. Upon any acceleration of the Loan pursuant to this Agreement or any other Loan Document, Borrower shall immediately repay all (or if only a portion is accelerated thereunder, such portion of) the Loan then outstanding (inclusive of all accrued and unpaid interest) plus all other amounts owed under the Loan Documents.

(d) Interest. Borrower shall pay interest to Lender on the Loan at the rate specified in the applicable Promissory Note (the “Loan Rate”). In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(e) Default Rate. Effective upon the occurrence of any Default and for so long as any Default shall be continuing, the Loan Rate shall automatically be increased by two (2) percent per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Default at the Default Rate applicable to such Obligations. Interest on any overdue payment shall be due and payable at the Default Rate.

(f) Payment Date. Borrower shall make timely payments of principal, interest and applicable fees and charges due under this Agreement on a monthly basis on the seventh (7th) day of each calendar month (“Payment Date”) (or at such other time as such amounts become due hereunder). If any payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such Payment Date shall be extended to the next succeeding Business Day (unless such next succeeding Business Day is in the next calendar month, in which case such payment date shall be the immediately preceding Business Day).

(g) Payment Method. Borrower shall make each payment under this Agreement without set- off, counterclaim or deduction and free and clear of all Taxes not later than 12:00 Noon, Eastern time, on the day when due in lawful money of the United States of America (subject to a 3 Business Day grace period). If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it could have received had no such deductions been made. For purposes of computing interest and fees, any payments received after 12:00 Noon, Eastern time, shall be deemed received by Lender on the next Business Day.

(h) Application of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations. If a Default has occurred and is continuing, Lender is authorized to apply any and all payments in such order as Lender may deem advisable and, at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances on behalf of Borrower for: (1) payment of all fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents, (2) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (3) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement.

3. SECURITY. As security for the payment as and when due of the indebtedness of Borrower to Lender hereunder and under the Promissory Note (and any renewals, extensions and modifications thereof) and under any other agreement or instrument, both now in existence and hereafter created (as the same may be renewed, extended or modified), and the performance as and when due of all other Obligations of Borrower to Lender, both now in existence and hereafter created (as the same may be renewed, extended or modified), Borrower hereby grants to Lender a security interest in (a) the Equipment (which shall be deemed to be a purchase money security interest to the extent the proceeds of the Loan are used to purchase such Equipment) as described on the Collateral Schedule (defined below) and related Software Rights, (b) all of the Borrower’s Crypto Assets (including, without limitation, all cryptocurrency and digital currency, including Bitcoin mined or otherwise generated by, or in connection with the Equipment described in clause (a) above, and any and all other cryptocurrency and digital currency derived therefrom (whether arising from a hard fork, airdrop or otherwise with respect to the Equipment described in clause (a) above) and (c) any other collateral described on the collateral schedule(s) (as updated from time to time by Borrower as new Equipment is received, hereinafter collectively referred to as the “Collateral Schedule”) now or hereafter executed in connection with the Promissory Note, and all replacements, substitutions and exchanges therefor and thereof and accessions thereto (including mined currency) and any and all insurance and/or other proceeds thereof (for the avoidance of doubt, (including proceeds derived from the mining activity) (collectively, the “Collateral”). Borrower agrees that, with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the UCC. Borrower hereby authorizes Lender to file UCC financing statements (“UCC Statements”) describing the Collateral. Without Lender’s prior written consent, Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC Statements filed by Lender pursuant to this Agreement.

4. CONDITIONS PRECEDENT TO LENDER’S OBLIGATION. The obligation of Lender to make the Loan as set forth in Section 1 hereof is expressly conditioned upon compliance by Borrower, to the reasonable satisfaction of Lender and its counsel, of the following conditions precedent:

(a) Loan Advance. Concurrently with the execution hereof, or on or prior to the first date on which Lender is to advance the Loan hereunder, if requested by Lender, Borrower shall cause to be provided to Lender the following:

(1) A Guaranty, in form and substance acceptable to Lender in its sole discretion, (hereinafter referred to as the “Guaranty”) duly executed by or on behalf of the Lender-approved guarantor(s) (hereinafter referred to as “Guarantor”);

(2) Borrower shall cause to be provided to Lender (i) a Promissory Note in the amount of the Loan Amount, duly executed on behalf of Borrower, pursuant to Section 1 hereof, (ii) a Collateral Schedule describing the Collateral, (iii) a Collateral Assignment of Colocation Mining Services Agreement, duly executed by Borrower and acknowledged by Coinmint, LLC, (iv) a contribution or similar agreement, in form and substance acceptable to Lender in its sole discretion, duly executed by the Borrower and Guarantor, relating to the contribution of the Collateral from, and assignment of the Colocation Mining Services Agreement to, the Guarantor to the Borrower and (v) if requested by Lender, copies of the invoice(s), documentation and other evidence reasonably satisfactory to Lender and its counsel related to the acquisition cost of the Collateral; and

(3) Such filings shall have been made and other actions taken as reasonably may be required by Lender and its counsel to perfect a valid, first priority security interest granted by Borrower to Lender with respect to the Collateral.

5. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as of the date hereof that:

(a) Business Existence. Borrower has the form of business organization, and is and will remain duly organized and validly existing in good standing under the laws of the jurisdiction, specified below the signature of Borrower. Borrower is duly qualified and authorized to transact business and is in good standing wherever necessary to perform its obligations under the Loan Documents, including, if necessary, each jurisdiction in which the Collateral is to be located.

(b) Requisite Power and Authority. Borrower has the requisite power and authority to own or hold under lease its properties and to enter into and perform its obligations hereunder; and the borrowing hereunder by Borrower from Lender, the granting herein of the security interest in the Collateral, the execution, delivery and performance of the Loan Documents, (1) have been duly authorized by all necessary action consistent with Borrower’s form of organization; (2) do not require any approval or consent of any stockholder, member, partner, trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained; and (3) do not and will not contravene any law, governmental rule, regulation or order now binding on Borrower, or the organizational documents of Borrower, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien or encumbrance upon the Collateral under any agreement to which Borrower is a party (except as provided herein to Lender) or by which the Collateral is bound.

(c) No Consents or Approvals. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of any of the transactions by Borrower contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal, state or foreign governmental authority or agency, except as provided herein.

(d) Enforceability. This Agreement constitutes, and all other Loan Documents when entered into will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with the terms hereof and thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein and therein.

(e) Litigation. There are no pending or, to Borrower’s knowledge, threatened actions or proceedings to which Borrower is a party, and there are no other pending or threatened actions or proceedings of which Borrower has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. Further, Borrower is not in default under any material obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent which, either individually or in the aggregate, would have a Material Adverse Effect.

(f) Not Real Property Fixtures. Under the laws of the state(s) in which the Collateral is to be located, the Collateral consists solely of personal property and not fixtures.

(g) Validity and Priority of Security Interest. Upon payment in full of the acquisition cost of the Collateral, Borrower will have good and marketable title to the Collateral, free and clear of all Liens and encumbrances (excepting only the Lien of Lender). Upon the last to occur of: (1) delivery of an item of Collateral, (2) advance by Lender to Borrower of the Loan, and (3) filing in the appropriate public office of a UCC financing statement naming Borrower as debtor, and Lender as secured party, and describing such item of the Collateral, Lender will have a valid, perfected, first priority security interest in such item of the Collateral.

(h) Financial Statements. [Intentionally Deleted].

(i) Tax Returns and Payments. Borrower has filed or has caused to have been filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and has paid or caused to have been paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, unless and to the extent only that such taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower and adequate reserves therefor have been established as required under GAAP. To the extent Borrower believes it advisable to do so, Borrower has set up reserves which are believed by Borrower to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

(j) No Violation of Law. Borrower is not in violation of any law, ordinance, governmental rule or regulation to which it is subject and the violation of which would have a Material Adverse Effect, and Borrower has obtained any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business.

(k) Use of Proceeds. None of the proceeds of the Loan will be used, directly or indirectly, by Borrower for any purpose other than general corporate purposes, including, without limitation, distributions to Guarantor. Borrower will not use the proceeds of the Loan in a manner that could violate Applicable Law or for personal, family or household use.

(l) Business Information. The legal name, jurisdiction of organization and Federal Employer Identification Number (if any) of Borrower specified on the signature page hereof, are true and correct.

(m) Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6. COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

(a) Application of Proceeds. The proceeds of the Loan will be used exclusively for business or commercial purposes for working capital and general corporate purposes, including, without limitation, distributions to Guarantor. The proceeds of the Loan shall neither be used for personal, family or household use nor in a manner that could violate Applicable Law.

(b) Use of Collateral. Borrower shall use the Collateral solely in the continental United States and in the conduct of its business and in a careful and proper manner; shall not permanently discontinue use of any material portion of the Collateral; and shall not change the location of any item of the Collateral (except as shown on the Collateral Schedule) without the prior written consent of Lender (which consent may not be unreasonably withheld) and except as may be necessary to undertake repair work or keep the Collateral in good working condition.

(c) Titling and Registration; No Sale or Further Encumbrance. Borrower shall cause the Collateral to be titled in the name of Borrower. If applicable, Borrower shall cause the Collateral to be registered in the name of Borrower, and shall take all actions as reasonably may be required to maintain such registration of the Collateral in the name of Borrower. Borrower shall not dispose of or further encumber its interest in the Collateral without the prior written consent of Lender. Borrower shall maintain the Collateral free from all claims, Liens and legal processes of creditors of Borrower other than Liens (1) for fees, taxes, or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein); (2) Liens of mechanics, materialmen, laborers, landlords, employees or suppliers and similar Liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein); and (3) Liens arising out of any judgments or awards against Borrower which have been adequately bonded to protect Lender’s interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review (“Permitted Liens”). Borrower shall notify Lender immediately upon receipt of notice (or otherwise becoming aware) of any Lien, attachment or judicial proceeding affecting the Collateral in whole or in part.

(d) Fees and Taxes. Borrower, at its own expense, will pay or cause to be paid all taxes and fees relating to the ownership and use of the Collateral and will keep and maintain, or cause to be kept and maintained, the Collateral in material accordance with the manufacturer’s recommended specifications, and in at least as good operating condition as on the date of execution hereof (or on the date on which acquired, if such date is subsequent to the date of execution hereof), ordinary wear and tear resulting from proper use thereof alone excepted, and will provide all maintenance and service and make all repairs necessary for such purpose. In addition, if any parts or accessories forming part of the Collateral shall from time to time become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Borrower, at its own expense, will within a reasonable time replace such parts or accessories or cause the same to be replaced, with replacement parts or accessories which are free and clear of all Liens, encumbrances or rights of others and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. Upon reasonable advance notice, Lender shall have the right to inspect the Collateral and all maintenance records thereto, if any, at any reasonable time.

(e) Indemnification. Borrower shall indemnify (on an after-tax basis) and defend Lender, its successors and assigns, and their respective directors, officers and employees, from and against any and all claims, actions and suits of any kind, nature or description whatsoever arising, directly or indirectly, in connection with the Loan or any of the Collateral (other than such as may result from the gross negligence or willful misconduct of Lender, its successors and assigns, and their respective directors, officers and employees). The obligations of Borrower under this Section 6(e) shall survive the termination or expiration of this Agreement.

(f) Insurance. At its own expense and throughout the term of the Loan at all times following the earlier to occur of (i) the date that is sixty (60) days following the date of this Agreement and (ii) the date upon which the insurance described herein is actually obtained (until the Loan and all Obligations arising hereunder have been indefeasibly paid in full), Borrower shall keep the Collateral or cause it to be kept insured for comprehensive coverage against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for the full replacement value thereof. All insurance for loss or damage shall provide that losses, if any, shall be payable to Lender. The proceeds of such insurance payable as a result of loss of or damage to the Collateral shall be applied, at Lender’s option, (x) toward the replacement, restoration or repair of the Collateral which may be lost, stolen, destroyed or damaged, or (y) toward payment of the balance outstanding on the Promissory Note or the Obligations. In addition, Borrower shall also carry public liability insurance covering both personal injury and property damage. All insurance required hereunder shall be in form and amount and with companies satisfactory to Lender. Borrower shall pay or cause to be paid the premiums therefor and deliver to Lender evidence satisfactory to Lender of such insurance coverage. Borrower shall cause to be provided to Lender, prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lender of renewal or replacement coverage. Borrower shall cause each insurer to agree, by endorsement upon the policy or policies issued by it, or by independent instrument furnished to Lender, that (1) it will give Lender thirty (30) days’ prior written notice of the effective date of any material alteration or cancellation of such policy (or such shorter notice as may be reasonably acceptable to Lender); and (2) insurance as to the interest of any named loss payee other than Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Borrower with respect to such policy or policies.

(g) Further Assurances. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement. In the event Borrower’s equity interest are acquired by a “public company” or the Borrower (with the Lender’s prior consent) merges with a “public company (or a subsidiary of a public company) at such time (and in any event within 1-day of any such transaction) any such “public company” shall at the Lender’s become a Guarantor of all of the Borrower’s Obligations and/or pledge Borrower’s capital stock to the Lender on a first-priority Lien basis and such “public company” shall execute and deliver to the Lender any and all documents required in connection with the Lender’s rights under Section 14 hereof

(h) Notices to Lender. Borrower shall provide written notice to Lender: (1) not less than thirty (30) days prior to any change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure that would cause a filed financing statement to become seriously misleading (within the meaning of the UCC); and (2) promptly upon the occurrence of any event which constitutes a Default (as hereinafter defined) hereunder or which, with the giving of notice, lapse of time or both, would constitute a Default hereunder.

(i) Notice of Bankruptcy. Borrower shall provide written notice to Lender of the commencement of proceedings under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) involving Borrower as a debtor.

(j) Collateral Coverage Ratio. Beginning September 1, 2022, Borrower shall maintain, on a rolling thirty (30) day basis, a minimum average Collateral Coverage Ratio of 110%. A breach of the Collateral Coverage Ratio shall not be deemed to have occurred until Lender has provided notice to Borrower of such breach. Borrower must provide Bitcoin, U.S. Dollars, or additional Equipment or agreed upon Collateral to Lender as Collateral in an amount sufficient to remedy such shortfall within 15 Business Days after its receipt of such notice (calculated in accordance with the Value of Equipment definition herein and any U.S. Dollars added as Collateral shall be evaluated based on the then-applicable USD to BTC conversion rate as available on cryptocompare.com).

(k) Miner Software. Borrower shall provide to Lender at all times (reasonable, unintentional outages excepted) “watcher link” view-only access to equipment monitoring software, “Application Programming Interface”, “Bitcoin Mining Pool Account” or similar which shall include, among other things, the hashrate and temperature for each machine constituting the Collateral at any given time.

(l) Compliance with Law. Borrower shall comply with any and all laws, ordinances, governmental rules or regulations to which it is subject, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and maintain any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business, except to the extent the failure to have obtained such license, permits, franchises or other governmental authorizations would not reasonably be expected to have a Material Adverse Effect.

(m) Transfer of Equipment. Borrower shall maintain all Equipment comprising Collateral at the “Coinmint” hosting facility located at 194 Co Rd 45, Massena, NY 13662 or, with respect to no more than 150 units of Equipment, Core Scientific, and thereafter transfer, or shall cause to be transferred, all Equipment comprising Collateral hereunder that is located at the Coinmint hosting facility to a hosting location reasonably acceptable to Lender (other than “Coinmint” unless Lender agreed to it in writing) by no later than March 31, 2024. In each case, other than with respect to the existing Collateral locations, the Lender shall receive an access agreement to be able to, upon an Event of Default, to operate the Equipment at such “hosting facility” pursuant to the terms of an agreement reasonably satisfactory in form and substance to the Lender.

(n) [Reserved]

(o) Indebtedness. From and after the Amendment Effective Date, none of the Guarantor, the Borrower or any of their Subsidiaries shall incur any Indebtedness without the Lender’s prior written consent.

(p) Liens. From and after the Amendment Effective Date, none of the Guarantor, the Borrower or any of their Subsidiaries shall grant to any Person, other than the Lender, a Lien (other than Liens that are inchoate or arise by operation of law or Permitted Liens), on any of their properties and/or assets without the Lender’s prior written consent.

(q) Restricted Payments. From and after the Amendment Effective Date, none of the Guarantor, the Borrower or any of their Subsidiaries shall make or permit to be made any Restricted Payments (except those required to service the amount owed to the Lender) without the Lender’s prior written consent.

(r) Custodial Arrangements. With respect to the pledged Collateral, Borrower shall exclusively utilize Wallet, custody, and trading execution services offered by Lender (or an Affiliate of the Lender), as applicable, if the services are available. If such wallet, custody, and trading execution services are not available, or if such services are available through a third party at higher quality and better price than provided by the Lender (or an Affiliate of the Lender), Borrower agrees to exclusively utilize Wallet, custody, and trading execution services by such third party with respect to the pledged Collateral, but solely if approved by Lender in Lender’s sole discretion. With respect to any Wallet, the Borrower shall execute a Wallet Security Agreement in favor of the Lender.

(s) Financial Statements; Etc.

(1)	as soon as available and in any event within 45 days after the end of each fiscal quarter of the Guarantor, the Borrower and their Subsidiaries commencing with the fiscal quarter ending March 31, 2023, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Guarantor, the Borrower and their Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year and (B) a calculation of trailing twelve month SG&A, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Guarantor, the Borrower and their Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Guarantor, the Borrower and their Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Guarantor, the Borrower and their Subsidiaries furnished to the Lender, subject to the absence of footnotes and normal year-end adjustments.

(2)	as soon as available, and in any event within 120 days after the end of each fiscal year of the Guarantor, the Borrower and their Subsidiaries, commencing with the fiscal year ending December 31, 2022, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Guarantor, the Borrower and their Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year and (B) a calculation of trailing twelve month SG&A, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Lender (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Guarantor, the Borrower and their Subsidiaries to continue as a going concern (except with respect to the impending maturity of Indebtedness prior to the expiry of the four full fiscal quarter period following the date of the relevant audit report) or any qualification or exception as to the scope of such audit or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof.

(3)	if such reporting is prepared and available (but without creating any obligation to prepare on a monthly basis), as soon as available, after the end of each fiscal month (for the avoidance of doubt, only if internally prepared) of the Guarantor, the Borrower and their Subsidiaries, internally prepared consolidated and consolidating balance sheets, statements of operations and retained earnings and/or statements of cash flows as at the end of such fiscal month, subject to the absence of footnotes and normal year-end adjustments.

(4)	as soon as available, and in any event within 30 days after the end of each fiscal month of the Guarantor, the Borrower and their Subsidiaries, commencing with the fiscal year ending December 31, 2022, each of the following reports, in a form reasonably acceptable to the Lender: (A) report on earned “hosting fees”; (B) transaction details with respect to Bitcoin revenue and trades; and (C) invoices, account statements or similar documents from the power provider or hosting facility, as the case may be.

(5)	on or prior to December 1, 2023 and thereafter as soon as available, and in any event within 30 days prior the end of each fiscal year, i.e. commencing December 1, 2023, a projection (on a monthly basis) of the Borrower’s SG&A for the next fiscal year.

(6)	promptly following reasonable request, and in any event within five (5) Business Days of request, such other information (other than information subject to confidentiality obligations with a third party or attorney client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise of the Guarantor, the Borrower or any of their Subsidiaries as the Lender may from time to time may request.

(7)	promptly after the same become publicly available, copies of all periodic and other publicly available reports or proxy statements publicly filed with the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

7. DEFAULT. A default shall be deemed to have occurred hereunder (“Default”) upon the occurrence of any of the following: (a) non-payment of any principal and/or interest or other amount due hereunder or under the Promissory Note on the applicable Payment Date (subject to the grace period provided above); (b) non- payment of any other Obligation within five (5) Business Days after it is due; (c) failure to maintain, use or operate the Collateral in compliance with this Agreement; (d) failure to obtain, maintain and comply with any of the insurance coverage requirements under this Agreement; (e) any transfer or encumbrance, or the existence of any Lien, that is prohibited by this Agreement; (f) any default by Borrower or its Affiliate under any loan, lease, guaranty or other financial obligation to Lender or its Affiliate which default entitles the other party to such instrument or agreement to exercise remedies; (g) any default by Borrower or its Affiliates under any loan, lease, guaranty or other financial obligation to any third party which would be reasonably likely to have a Material Adverse Effect on the Borrower or the Collateral; (h) an inaccuracy in any representation or warranty by Borrower or the Guarantor (including any false or misleading representation or warranty) as and when made in any financial statement or Loan Document, including any failure to disclose any substantial contingent or unliquidated liability or claim against Borrower; (i) the failure by Borrower or the Guarantor generally to pay its debts as they become due or its admission in writing of its inability to pay the same, or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Agreement or any other Loan Document in any such proceeding; (j) Borrower or the Guarantor shall (1) enter into any transaction of merger or consolidation where Borrower or the Guarantor, as applicable, is not the surviving entity (such actions being referred to as an “Event”), unless the surviving entity is organized and existing under the Laws of the United States or any state thereof, and prior to such Event: (A) such Person executes and delivers to Lender (x) an agreement satisfactory to Lender, in its sole discretion, containing such Person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Borrower’s Obligations having previously arisen, or then or thereafter arising, under any and all of the Loan Documents, and (y) any and all other documents, agreements, instruments, certificates, opinions and filings requested by Lender; and (B) Lender is satisfied as to the creditworthiness of such Person, and as to such Person’s conformance to the other standard criteria then used by Lender when approving transactions similar to the transactions contemplated in this Agreement, which such satisfaction shall be based on commercially reasonable criteria not unreasonably withheld; (2) cease to do business as a going concern, liquidate, or dissolve; or (3) sell, transfer, or otherwise dispose of all or substantially all of its assets or property; (k) effective control of Borrower’s voting capital stock/membership interests/partnership interests, issued and outstanding from time to time, is not retained by the present holders (unless Borrower shall have provided thirty (30) days’ prior written notice to Lender of the proposed disposition and Lender shall have consented thereto in writing); (l) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Agreement; (m) breach by Borrower or the Guarantor of Sections 6(a) through 6(s) and (n) breach by Borrower or the Guarantor of any other covenant, condition or agreement under this Agreement or any of the other Loan Documents that (other than those in Sections 6(a) through 6(s) and Section 14, which shall not have a grace or cure period) continues for thirty (30) days after written notice thereof from Lender to Borrower; provided that such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period.

8. REMEDIES. Upon the occurrence of a Default hereunder, Lender may, at its option, declare Borrower to be in default under this Agreement, and at any time thereafter may do any one or more of the following, all of which are hereby authorized by Borrower:

(a) Rights Under UCC. Exercise any and all rights and remedies of a secured party under the UCC in effect in any applicable jurisdiction at the date of this Agreement and in addition to those rights, at its sole discretion, may require Borrower (at Borrower’s sole expense) to forward promptly any or all of the Collateral to Lender at such location as shall reasonably be required by Lender, or enter upon the premises where any such Collateral is located (without obligation for rent) and take immediate possession of and remove the Collateral by summary proceedings or otherwise, all without liability from Lender to Borrower for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

(b) Disposition of Collateral. Subject to any right of Borrower to redeem the Collateral, sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:

First, to the payment of all expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, attorneys’ fees, court costs and any other expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and Liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;

Second, to the payment of the Obligations; and

Third, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;

and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower.

(c) Other Rights and Remedies. Lender may exercise any other right or remedy available to it under this Agreement and the other Loan Documents and/or Applicable Law, or proceed by appropriate court action to enforce the terms hereof or thereof or to recover damages for the breach hereof or thereof or to rescind this Agreement in whole or in part.

(d) Costs and Expenses; No Remedy Exclusive. In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder or under the Promissory Note, before, after or during the exercise of any of the foregoing remedies; for all reasonable legal fees and other reasonable costs and expenses incurred by reason of any Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. Borrower hereby waives any and all existing or future claims to any offset against the sums due hereunder or under the Promissory Note and agrees to make the payments regardless of any offset or claim which may be asserted by Borrower or on its behalf in connection with this Agreement.

(e) No Waiver. The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Default by Borrower or its Affiliates shall not constitute a waiver of any such right upon the continuation or recurrence of any such Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder.

9. NOTICES. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service or sent by email or certified mail (return receipt requested), in each case addressed to the other party at its respective address or email address stated below the signature of such party or at such other address(es) or email address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

10. LENDER’S RIGHT TO PERFORM FOR BORROWER. (a) Performance and Reimbursement. If Borrower fails to perform or comply with any of its agreements contained herein, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, and the amount of any out-of-pocket expenses and other reasonable expenses of Lender thereby incurred, together with interest thereon at the Default Rate, shall be due and payable by Borrower upon demand. (b) Power of Attorney. Following the occurrence and continuance of a Default, Borrower hereby appoints Lender as Borrower’s attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, real property waivers, and documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required hereby, but only to the extent that the same relates to the Collateral.

11. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement may not be assigned or delegated and any purported assignment by Borrower of such rights or obligations shall be void. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Promissory Note, in the Collateral and/or the Obligations at any time and from time to time (other than to a so long as a Default or an Event of Default does not exist, to competitor of Borrower, which, for purposes hereof, shall be deemed to be only such persons or entities whose primary business is the operation of bitcoin mining equipment); and Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement and the other Loan Documents and all information, reports, financial statements and documents executed or obtained in connection herewith or therewith which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower provided such Participant or potential Participant agrees to keep such disclosed information confidential (subject to customary confidentiality carveouts, including but not limited to disclosure to counsel, auditors or other service providers who have a need to know or as may be required by law or other compulsory process). Borrower hereby grants to any Participant all Liens, rights and remedies of Lender under this Agreement and the other Loan Documents or any other documents relating hereto or thereto or under Applicable Law. Borrower agrees that any Participant may enforce such Liens and exercise such rights and remedies in the same manner as if such Participant were Lender and a direct creditor of Borrower.

12. CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL. (a) GOVERNING LAW. This Agreement shall be not effective unless and until accepted by execution by an officer of Lender. THIS AGREEMENT AND ALL OTHER RELATED INSTRUMENTS AND DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL. (b) Jurisdiction. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in any state or Federal court of competent jurisdiction in the State of New York that is located in the County of New York in the City of New York, and each party submits to the jurisdiction of such court and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address designated pursuant hereto, or as otherwise provided under the laws of the State of New York. (c) WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE PROMISSORY NOTE. BORROWER AUTHORIZES LENDER TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING SUCH CLAIM. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE PROMISSORY NOTE AND IN THE MAKING OF THIS WAIVER BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

13. MISCELLANEOUS. (a) Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall not be amended or altered in any manner except by a document in writing executed by both parties. (b) Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until the Obligations are satisfied in full. (c) Severability. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, Borrower hereby waives any provision of law which renders any provision hereof or thereof prohibited or unenforceable in any respect. (d) Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. (e) Expenses. Borrower agrees to pay or reimburse Lender for all costs and expenses (including the reasonable fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with: (1) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder (including, without limitation, filing or recording fees and taxes); (2) collection, including deficiency collections; (3) any amendment, waiver or other modification or waiver of, or consent with respect to, any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; (4) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and any appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (5) any effort (i) to monitor the Loan, (ii) to evaluate, observe or assess Borrower or its business or affairs, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral with reasonable notice; provided, however, that, absent a Default, Borrower shall only be responsible for expenses and charges associated with Lender’s monitoring or auditing of the Collateral up to 1 time each calendar year. (f) Counterparts. This Agreement and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. (g) Electronic Signature. Delivery of an executed counterpart of a signature page to this Agreement, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Loan. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

14. CONVERSION. The Lender shall have the right, exercisable at any time during the one month period beginning on the first trading day after the end of the VWAP Threshold Period, to convert all or any portion of the principal under the Promissory Note then outstanding, plus all accrued but unpaid Interest thereon (the “Convertible Amount”), into a number of shares of the Borrower’s (or any public company that is Borrower’s parent if the Borrower is not the public company) common stock, par value $0.0001 per share, or in the event of any reorganization of Borrower (or any public company that is Borrower’s parent if the Borrower is not the public company), any successor security (in each case, the “Common Stock”) equal to the Convertible Amount divided by the Conversion Price. The conversion price (the “Conversion Price”) shall be equal to the conversion valuation as of the date hereof, which shall be $150,000,000 (One Hundred and Fifty Million Dollars), divided by the number of shares of the Common Stock outstanding immediately prior to delivery of the notice of conversion by Lender, calculated on a fully diluted basis. The “VWAP Threshold Period” shall be the first period of five consecutive trading days during which the market capitalization of the Company, calculated as (i) the daily Volume-Weighted Average Price (“VWAP”) of the Common Stock on the principal trading market for the Common Stock multiplied by (ii) the number of shares of Common Stock outstanding on such day, exceeds $125,000,000; provided that the number of shares traded on each such day shall be not less than 1,000,000 shares (the “Shares Traded Threshold”). In the event the number of shares traded on any day during the five consecutive trading day period does not exceed the Shares Traded Threshold, the market capitalization of the Company shall be measured on the next succeeding trading day and the count of the five consecutive trading day period will begin again. The Borrower shall provide notice to the Lender immediately upon the market capitalization condition set forth above having been satisfied.

15. REAFFIRMATION AND RATIFICATION. The Borrower ratifies, reaffirms and confirms its Obligations under the Equipment Loan and Security Agreement, the Promissory Note and the other Loan Documents executed on or about May 25, 2022 (in each case as may have been amended on or prior to the date hereof, including by this Amended and Restated Equipment Loan and Security Agreement) and all of such Obligations continue. Without limiting the generality of the foregoing, the Loan Documents and all of the Collateral described therein shall continue to secure the payment of all Obligations of the Borrower, as amended and restated by this Amended and Restated Equipment Loan and Security Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

ANCHORAGE LENDING CA, LLC		GRYPHON OPCO I LLC
Lender		Borrower

BY: GRYPHON DIGITAL MINING, INC.,
a Delaware corporation
Its: Sole Member

	/s/ Julie Veltman		/s/ Rob Chang
Name:	Julie Veltman	Name:	Rob Chang
Title:	Chief Financial Officer	Title:	Chief Executive Officer

	4901 S. Isabel Place, Suite 200	4 Bayberry Drive Pleasantville, NY 10570 Sioux
	Falls, South Dakota 57108	Email: ROB@GRYPHONMINING.COM
	Email: legal@anchorage.com	Form of Organization: Limited Liability Company
Jurisdiction of Organization: Delaware
Federal Employer Identification No.: 85-3796680

GRYPHON DIGITAL MINING, INC., a Delaware corporation Guarantor

/s/ Rob Chang
Name:	Rob Chang
Title:	Chief Executive Officer

SCHEDULE A
DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the Loan Documents) the following respective meanings:

“Affiliate” means, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five (5) percent or more of the stock or equity capital having ordinary voting power for the election of directors of such Person; (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting stock or equity capital, by contract or otherwise.

“Agreement” means this Loan and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative.

“Amendment Effective Date” means March 29, 2023.

“Applicable Law” means with respect to any Person, any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any Governmental Authority applicable to such Person.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer or other financial officer performing similar functions, president, executive vice president, or vice president of such Person.

“Bitcoin” means the type of virtual currency based on an open source cryptographic protocol existing on the peer-to-peer payment network that operates on a cryptographic protocol and commonly known as the “bitcoin network”.

“Borrower” means the Person identified as such in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for U.S. federal income tax purposes).

SCH A-1

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Collateral” has the meaning assigned in Section 3.

“Collateral Coverage Ratio” means the sum of (a) the Value of the Equipment plus (b) the market value of any additional Collateral divided by the outstanding Loan Amount.

“Contingent Obligation” means, with respect to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Crypto Assets” mean Cryptocurrencies, their derivatives or other types of digitalized assets and any Cryptocurrency Addresses and any and all associated Wallets.

“Cryptocurrency” means encrypted or digital tokens or cryptocurrencies that are based on blockchain and cryptography technologies and are issued and managed in a decentralized form, including, without limitation, Bitcoin and Ether.

“Cryptocurrency Address” means an identifier of alphanumeric characters that represents a possible destination for a transfer of Cryptocurrencies.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 181 days after the Maturity Date, (b) is convertible into or exchangeable at the option or election of the holder for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 181 days after the Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations (other than unasserted contingent indemnification Obligations) or (ii) prior to the date that is 181 days after the Maturity Date or (d) requires scheduled cash payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Maturity Date.

SCH A-2

“Equity Interest” means (a) with respect to any Person that is a corporation, any and all shares of capital stock, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Ether” means the native Cryptocurrency of the Ethereum application platform trading under the symbol “ETH”.

“Ethereum” means the decentralized, open source and distributed computing platform that enables the creation of smart contracts and decentralized applications, also known as dapps and commonly known as “ethereum”.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Gryphon Digital Mining, Inc., a Delaware corporation (and, in addition, any “public company” that is or becomes the Borrower’s “parent”).

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements, and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“IRC” means the Internal Revenue Code of 1986, as now or hereafter amended.

SCH A-3

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses or other accounts payable incurred in the ordinary course of such Person’s business and (i) which not outstanding for more than 60 days after the date such payable was due or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves (under GAAP) have been established);

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities other than obligations and liabilities that are cash collateralized on terms reasonably satisfactory to the Lender; (g) all net obligations and liabilities, calculated on a basis reasonably satisfactory to the Lender and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, however that if recourse in respect of any Indebtedness of the foregoing is limited to specific assets, then such Indebtedness shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the asset encumbered thereby as determined by such Person in good faith; provided further, that Indebtedness shall not include (i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) preferred Equity Interests to the extent not constituting Disqualified Equity Interests and (iv) any earnout or similar purchase price obligation until such obligation is required to be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, so long as, in the case of a joint venture, such Indebtedness is recourse to any Person. For the avoidance of doubt, “Indebtedness” shall exclude operating leases.

“Lender” has the meaning assigned to it in the preamble of this Agreement and, if at any time Lender shall assign, participate or syndicate all or any of the Obligations, such term shall include each such assignee, Participant or such other members of the syndicate; together with its or their successors and assigns.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, Lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Loan” has the meaning set forth in Section 1(a) of the Agreement and, for the avoidance of doubt, includes any renewals, extensions, revisions, modifications or replacements therefor or thereof.

SCH A-4

“Loan Documents” means each of this Agreement, the Promissory Note, the Guaranty (if applicable), and any other documents and instruments executed or delivered pursuant hereto or thereto (including, without limitation, all financial statements), and all other documents, instruments, certificates and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.

“Material Adverse Effect” means: a material adverse effect on (a) the business, assets, operations, or financial or other condition of Borrower or the industry within which Borrower operates, (b) Borrower’s ability to pay or perform any of the Obligations under the Loan Documents in accordance with the terms thereof, (c) the Collateral or the Lien of Lender on the Collateral or the priority of any such Lien, or (d) Lender’s rights and remedies under this Agreement or the other Loan Documents.

“Maturity Date” means the earlier of: (a) March 28, 2026, as such date may be extended from time to time in writing Lender and Borrower or (b) the date Lender accelerates the principal and interest under the Loan pursuant to Section 2(c) of the Agreement.

“Net Monthly Mining Revenue” means, for each calendar month, the sum of (a) all of Borrower’s revenue generated from all Bitcoin generated by the Borrower with the Collateral less (b) the sum of the Borrower SG&A in connection with Bitcoin mining operations, but not to exceed the greater of (x) $100,000 and (y) the amount that is previously preapproved by the Lender in writing for such calendar month; provided, however that, to the extent that SG&A is capped by clause (b) above, any unapplied SG&A may be rolled forward to subsequent months until fully deducted. Notwithstanding the foregoing, unless otherwise approved by Lender, the aggregate amount of SG&A during any rolling twelve month period shall not exceed $750,000.

“Obligations” means, collectively, all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement or instrument between Borrower and Lender, and all covenants and duties regarding such amounts. Without limiting the foregoing, Obligations includes all principal, interest (including interest accruing at the then applicable rate provided in this Agreement and the other Loan Documents after the maturity of the Loan and interest accruing at the then applicable rate provided in this Agreement and the other Loan Documents after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents, and all principal and interest due in respect of the Loan.

“Person” means any individual, sole proprietorship, entity, limited liability entity, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

SCH A-5

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include:

(i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority); (iii) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; and (iv) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Restricted Payment” means (a) any dividend or other distribution (including without limitation any tax distributions), direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Guarantor, the Borrower or any of their Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Guarantor, the Borrower or any of their Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Guarantor, the Borrower or any of their Subsidiaries, now or hereafter outstanding, and (d) any payment with respect to any earnout obligation.

“SG&A” means, with respect to any Person, all direct and indirect general and administrative expenses of such Person, including salaries of employees, rent expense, and other costs of administrating the business of such Person.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

SCH A-6

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lien of Lender on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Value of the Equipment” means the product of the following: (Hashrate of each piece of Equipment having a perfected Lien in favor of Lender / current Bitcoin Network Hashrate) x 900 x days remaining until the Maturity Date.

“Wallet” means the location, wallet, address, account or storage device designated by the Borrower in a written notice given to the Location as the location at which Cryptocurrency or any other Crypto Assets is located.

“Wallet Security Agreements” means any access, control or other acknowledgment agreement that may from time to time be entered into between the Lender, the Borrower and the custodian having custody and control of a Wallet, which shall be in form and substance reasonably acceptable to the Lender.

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with generally accepted accounting principles in the United States (“GAAP”), and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date hereof unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SCH A-7

SCHEDULE B

[Collateral Schedule]
[See Attached]